                                                                    EXHIBIT 10.1


                                               TEXT OMITTED AND FILED SEPARATELY
                                               "CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(B)(4),
                                                          200.83 AND 240.24B-2."



             SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT

                              ELAN CORPORATION, PLC
         (ACTING THROUGH ITS DIVISION ELAN PHARMACEUTICAL TECHNOLOGIES)

                                       AND

                        ELAN INTERNATIONAL SERVICES, LTD.

                                       AND

                        ELAN PHARMA INTERNATIONAL LIMITED

                                       AND

                           ISIS PHARMACEUTICALS, INC.

                                       AND

                                 HEPASENSE LTD.

                                JANUARY 14, 2000

                                      INDEX

CLAUSE 1    DEFINITIONS

CLAUSE 2    HEPASENSE'S BUSINESS

CLAUSE 3    REPRESENTATIONS AND WARRANTIES

CLAUSE 4    AUTHORIZATION AND CLOSING

CLAUSE 5    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 6    THE BUSINESS PLAN AND REVIEWS

CLAUSE 7    RESEARCH AND DEVELOPMENT

CLAUSE 8    COMMERCIALIZATION

CLAUSE 9    OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NONCOMPETITION

CLAUSE 10   SUBLICENSE AND ASSIGNMENT RIGHTS

CLAUSE 11   INTELLECTUAL PROPERTY RIGHTS

CLAUSE 12   CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE FIELD

CLAUSE 13   REGULATORY

CLAUSE 14   MANUFACTURING

CLAUSE 15   TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 16   AUDITORS, BANKERS, REGISTERED OFFICE,
            ACCOUNTING REFERENCE DATE; SECRETARY; COUNSEL

CLAUSE 17   TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 18   MATTERS REQUIRING STOCKHOLDERS' APPROVAL

CLAUSE 19   DISPUTES

CLAUSE 20   TERMINATION

CLAUSE 21   SHARE RIGHTS

CLAUSE 22   CONFIDENTIALITY

CLAUSE 23   COSTS

CLAUSE 24   GENERAL

THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT made this 14th day of January, 2000

BETWEEN:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, acting through its division ELAN PHARMACEUTICAL TECHNOLOGIES and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN, PLC");

(2) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(3) ELAN PHARMA INTERNATIONAL LIMITED, a private limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland ("EPIL");

(4) ISIS PHARMACEUTICALS, INC. a corporation duly incorporated and validly existing under the laws of Delaware and having its principal place of business at 2292 Faraday Avenue, Carlsbad, CA 92008, United States of America ("ISIS"); and

(5) HEPASENSE LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("HEPASENSE").

RECITALS:

A. HepaSense desires to issue and sell to the Shareholders (as defined below), and the Shareholders desire to purchase from HepaSense, for aggregate consideration of fifteen million United States Dollars (US$15,000,000), apportioned between them as set forth herein, shares of HepaSense's common shares, par value $1.00 per share (the "COMMON SHARES") and shares of HepaSense's preferred shares, par value $1.00 per share (the "PREFERRED SHARES").

B. As of the date hereof, Elan Pharmaceutical Technologies, a division of Elan ("EPT") and EPIL have entered into a license agreement with HepaSense, and Isis has entered into a license agreement with HepaSense, in connection with the license to HepaSense of the Elan Intellectual Property and the Isis Intellectual Property, respectively (each as defined below).

C. Elan and Isis have agreed to co-operate in the research, development and commercialization of the Products (as defined below) based on their respective technologies.

D. Elan and Isis have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating their relationship with each other, with respect to the Licensed Technologies and with HepaSense.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                    CLAUSE 1

                                   DEFINITIONS

1.1 In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

        "ADDITIONAL PRODUCTS" shall mean the pharmaceutical formulation incorporating an Additional Oligonucleotide and incorporated within or packaged with the System.

        "ADDITIONAL OLIGONUCLEOTIDES" shall mean another Oligonucleotide from the Isis portfolio of Oligonucleotides nominated by Isis and accepted by Elan to be incorporated within or packaged with the System for commercialization. For the avoidance of doubt, the Parties acknowledge that any Additional Oligonucleotide shall be at least at the same stage of development as the Designated Oligonucleotide, i.e., shall be ready for clinical testing.

        "AFFILIATE" of any Person (in the case of a legal entity) shall mean any other Person controlling, controlled or under the common control of such first Person, as the case may be. For the purposes of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors or capital interests representing at least 50% of the equity thereof and "controlling" and "controlled" shall be construed accordingly. HepaSense is not an Affiliate of Elan or EIS.

        "AGREEMENT" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

        "BOARD" shall mean the board of directors of HepaSense.

        "BUSINESS" shall mean the business specified in the Business Plan.

        "BUSINESS PLAN" shall mean the business plan and program of development to be agreed by Elan and Isis pursuant to Clause 6, with respect to the research, development, and commercialization of the Products that shall contain, among other things, to the extent practicable, the research and development objectives, desired Product specifications, clinical indications, preliminary clinical trial designs (Phase I/II), development timelines, budgeted costs and the relative responsibilities of Isis and Elan as it relates to the implementation of the Business Plan.

        "CLOSING DATE" shall mean the date upon which the Definitive Documents are executed and delivered by the Parties and the transactions effected thereby are closed.

        "COMMON SHARES EQUIVALENTS" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Shares.

        "CERTIFICATE OF DESIGNATIONS" shall mean that certain certificate of designations, preferences and rights of Series B Preferred Shares of Isis issued on the date hereof.

        "CHANGE OF CONTROL" shall mean, with respect to a Party, the acquisition of fifty percent (50%) or more of its voting securities, the ability, by contract or otherwise, to control the board of directors or management of any such entity, or a sale of all or substantially all of the business of such Party to which the Transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise.

        "CONVERTIBLE NOTE" shall mean that certain convertible promissory note, of even date herewith, by and between Isis and EIS.

        "DEFINITIVE DOCUMENTS" shall mean this Agreement, the Funding Agreement, the Elan License Agreement, the Isis License Agreement, the Convertible Note, the Isis Securities Purchase Agreement, the Registration Rights Agreements, the Certificate of Designations and associated documentation of even date herewith, by and between Isis, Elan, EIS and HepaSense, as applicable.

        "DESIGNATED OLIGONUCLEOTIDE" shall mean Isis 14803.

        "DIRECTORS" shall mean, at any time, the directors of HepaSense.

        "EIS DIRECTOR" has the meaning set forth in Clause 5.

        "ELAN" shall mean Elan, plc and EPIL.

        "ELAN IMPROVEMENTS" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN INTELLECTUAL PROPERTY" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN KNOW-HOW" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN LICENSE AGREEMENT" shall mean the license agreement between Elan and HepaSense, of even date herewith, attached hereto in Schedule 1.

        "ELAN PATENT RIGHTS" has the meaning assigned thereto in the Elan License Agreement.

        "ELAN RIGHT OF FIRST NEGOTIATION" shall have the meaning provided in Clause 8.3 hereof.

        "ENCUMBRANCE" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

        "EXCHANGE RIGHT" has the meaning assigned to such term in the Certificate of Designations in effect on the date hereof.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "FDA" shall mean the United States Food and Drug Administration or any successors or agency the approval of which is necessary to market a product in the United States of America.

        "FIELD" shall mean the administration of the Designated Oligonucleotide by all routes of administration. Upon nomination by Isis and acceptance by Elan of an Additional Oligonucleotide, the parties shall amend the definition of the Field to include the administration of the Additional Oligonucleotide by such means of administration as agreed to by the parties.

        Notwithstanding the foregoing, the Parties acknowledge and agree that, pursuant to existing agreement among Elan, Isis and Orasense Ltd, both Isis and Elan and their Affiliates may be subject to certain restrictions concerning the development and commercialization of products comprised upon the Oral administration of any Oligonucleotide.

        "FINANCIAL YEAR" shall mean each year commencing on January 1 (or in the case of the first Financial Year, the date hereof) and expiring on December 31 of each year.

        "FULLY DILUTED COMMON SHARES" shall mean all of the issued and outstanding Common Shares, assuming the conversion, exercise or exchange of all outstanding Common Shares Equivalents.

        "FUNDING AGREEMENT" shall mean the Funding Agreement, dated as of the date hereof, between EIS and Isis.

        "HCV" shall mean the hepatitis C virus.

        "HEPASENSE BYE-LAWS" shall mean the Memorandum of Association and Bye-Laws of HepaSense Ltd.

        "HEPASENSE INTELLECTUAL PROPERTY" shall mean HepaSense Patents and HepaSense Know How. In addition to the foregoing, any enhancement or improvement relating to both the System and the Isis Know-How or Isis Patents developed by any of the Parties individually or jointly pursuant to the Project or by a third party (under contract with HepaSense) pursuant to the Project shall, except as limited by agreements with third parties, be deemed to be HepaSense Intellectual Property.

        "HEPASENSE KNOW-HOW" shall mean any and all rights owned, licensed or controlled by HepaSense to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), technique, process, procedure, system, formulation or design that is not generally known to the public arising out of the conduct of the Project by any person that does not constitute Elan Improvements or Isis Improvements.

        "HEPASENSE PATENTS" shall mean any and all patents and patent applications arising out of the conduct of the Project by any person that does not constitute Elan Improvements or Isis Improvements and all rights therein, and including all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts thereto owned or licensed to HepaSense.

        "ISIS DIRECTORS" has the meaning set forth in Clause 5.

        "ISIS FIELD" has the meaning assigned thereto in the Isis License Agreement.

        "ISIS IMPROVEMENTS" has the meaning assigned thereto in the Isis License Agreement.

        "ISIS INTELLECTUAL PROPERTY" has the meaning assigned thereto in the Isis License Agreement.

        "ISIS KNOW-HOW" has the meaning assigned thereto in the Isis License Agreement.

        "ISIS LICENSE AGREEMENT" shall mean the license agreement between Isis and HepaSense, of even date herewith, attached hereto in Schedule 2.

        "ISIS PATENT RIGHTS" has the meaning assigned thereto in the Isis License Agreement.

        "ISIS SECURITIES PURCHASE AGREEMENT" shall mean that certain securities purchase agreement, of even date herewith, by and between Isis and EIS.

        "ISIS 14803" shall mean the Oligonucleotide described in Exhibit A to the Isis License Agreement.

        "LICENSE AGREEMENTS" shall mean the Elan License Agreement and the Isis License Agreement.

        "LICENSED TECHNOLOGIES" shall mean, collectively, the Elan Intellectual Property and the Isis Intellectual Property.

        "OLIGONUCLEOTIDE" shall mean any single stranded, [ * ] oligonucleotide including those [ * ] used as a human therapeutic and/or prophylactic compound containing between [ * ] nucleotides and/or nucleosides including oligonucleotide analogs which may include [ * ]. For purposes of this agreement, Oligonucleotide shall specifically exclude oligonucleotides used in gene therapy except [ * ] an oligonucleotide, oligonucleotides used as [ * ] or oligonucleotides used as adjuvants. Oligonucleotide shall also specifically exclude polymers in which the linkages are amide based, such as peptides and proteins and shall also exclude [ * ].

        "ORAL" shall mean administration by way of the mouth for the purpose of topical or systemic delivery by way of the alimentary canal.

        "PARTICIPANT" shall mean Isis or Elan, as the case may be, and "PARTICIPANTS" shall mean both of the Participants together.

        "PARTY" shall mean Elan, Isis, or HepaSense, as the case may be, and "PARTIES" shall mean all three together.

                                               *CONFIDENTIAL TREATMENT REQUESTED

        "PERSON" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

        "PERMITTED TRANSFEREE" shall mean any Affiliate or subsidiary of Elan, EIS or Isis, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan/EIS, a special purpose financing entity created by Elan or EIS or their respective affiliates.

        "PRODUCT" shall mean the pharmaceutical formulation incorporating the Designated Oligonucleotide for [ * ] within the Field, including, without limitation, the incorporation of the Designated Oligonucleotide within or packaged with the System.

        "PROJECT" shall mean all activity as undertaken by or on behalf of HepaSense in order to develop the Products in accordance with the Business Plan.

        "REGISTRATION RIGHTS AGREEMENTS" shall mean the Registration Rights Agreements of even date herewith relating to HepaSense and Isis, respectively.

        "REGULATORY APPLICATION" shall mean any regulatory application or any other application for marketing approval for a Product, which HepaSense will file in any country of the Territory, including any supplements or amendments thereto.

        "REGULATORY APPROVAL" shall mean the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business. "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

        "RESEARCH AND DEVELOPMENT TERM" shall mean shall mean the period commencing on the Closing Date and continuing for a period of [ * ] thereafter.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "SHARES" shall mean the shares of Common Shares and shares of Preferred Shares of HepaSense.

        "SHAREHOLDER" shall mean any of EIS, Isis, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "SHAREHOLDERS" shall mean all of the Shareholders together.

                                               *CONFIDENTIAL TREATMENT REQUESTED

        "SUBSIDIARY" shall mean any company that is a subsidiary of HepaSense within the meaning of applicable laws.

        "SUBSTITUTE OLIGONUCLEOTIDE" shall have the meaning set forth in Clause 8 hereof.

        "SYSTEM" shall mean an ambulatory drug delivery system for direct attachment to the body of a patient having a flexible diaphragm drug reservoir, which is capable of delivering factory pre-programmed continuous amounts of drug upon activation as disclosed and described in the Elan Patents set forth in Schedule 1 to the Elan License Agreement.

        "TECHNOLOGICAL COMPETITOR OF ELAN" shall mean any entity which has a significant program for the development of drug delivery systems and which is active in promoting and contracting the use of such drug delivery systems to third parties, a listing of which is contained on
        Schedule 2B to the Elan License Agreement, as the same shall be updated and revised on an annual basis by mutual consent of the Parties.

        "TECHNOLOGICAL COMPETITOR OF ISIS" shall mean any entity which has a significant program for the discovery and development of antisense drugs, a listing of which is contained on Schedule 2 to the Elan License Agreement, as the same shall be updated and revised on an annual basis by mutual consent of the Parties.

        "TERM" shall mean the term of this Agreement.

        "TERRITORY" shall mean all of the countries of the world.

        "UNITED STATES DOLLAR" and "US$" and "$" shall mean the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

     DEFINITION                            CLAUSE
     ----------                            ------
     "AAA"                                 20.6
     "Buyout Option"                       20.7
     "Closing"                             4.2
     "Common Shares"                       Recital
     "Confidential Information"            22.1
     "Co-sale Notice"                      17.4
     "Elan Valuation"                      20.8

     "Expert"                              19.3
     "Isis Employee Director"              5.1.4
     "Isis Valuation"                      20.8
     "Management Committee"                5.2.1
     "Notice of Exercise"                  17.3
     "Notice of Intention"                 17.3
     "Offered Shares"                      17.3
     "Offering Price"                      17.3
     "Preferred Shares"                    Recital
     "Purchase Price"                      20.8
     "R&D Committee"                       5.2.2
     "Remaining Shareholders"              17.4
     "Relevant Event"                      20.2
     "Selling Shareholder"                 17.3
     "Tag-Along Right"                     17.4
     "Transaction Proposal"                17.3
     "Transfer"                            17.1
     "Transferee Terms"                    17.4
     "Transferring Shareholder"            17.4

1.3     Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.6 The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings ascribed in the Definitive Documents, if defined therein.


                                    CLAUSE 2

                                    BUSINESS

2.1 The primary objective of the Agreement is to regulate the business of the development, testing, registration, manufacture, commercialization and licensing of Products in the Territory and to achieve the other objectives set out in this

        Agreement. The focus of the Business will be to develop the Products using the Elan Intellectual Property, the Isis Intellectual Property and the HepaSense Intellectual Property to agreed-upon specifications and timelines.

2.2 The central management and control of HepaSense shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the HepaSense Bye-Laws. The Participants agree to conduct the Business in such a manner as to ensure that HepaSense is liable to taxation in Bermuda and not in any other jurisdiction. The Participants shall use their best endeavours to ensure that to the extent required the sole residence of HepaSense in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that HepaSense is treated as resident for taxation purposes in Bermuda.


                                    CLAUSE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF HEPASENSE: HepaSense hereby represents and warrants to each of the Shareholders as follows, as of the date hereof:

        3.1.1 ORGANIZATION: HepaSense is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted.

        3.1.2 CAPITALIZATION: As of the date hereof, the authorized capital stock of HepaSense consists of 6,001 Common Shares and 6,000 Preferred Shares. Prior to the date hereof, no shares of capital stock of HepaSense have been issued.

        3.1.3 AUTHORIZATION: The execution, delivery and performance by HepaSense of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by HepaSense and is the valid and binding obligation of HepaSense, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Shareholders or others.

        3.1.4 NO CONFLICTS: The execution, delivery and performance by HepaSense of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by HepaSense, will not:

                (i) violate any provision of applicable law, statute, rule or regulation applicable to HepaSense or any ruling, writ, injunction, order, judgement or decree of any court, arbitrator, administrative agency or other governmental body applicable to HepaSense or any of its properties or assets;

                (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which HepaSense is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on HepaSense; or

                (iii) result in the creation of, any Encumbrance upon any of the properties or assets of HepaSense.

        3.1.5 APPROVALS: As of the date hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by HepaSense. HepaSense has full authority to conduct its business as contemplated in the Business Plan and the Definitive Documents.

        3.1.6 DISCLOSURE: This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. HepaSense is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to HepaSense not to be misleading in any material respect.

        3.1.7 NO BUSINESS; NO LIABILITIES: HepaSense has not conducted any business or incurred any liabilities or obligations prior to the date hereof, except solely in connection with its organization and formation.

3.2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS: Each of the Shareholders hereby severally represents and warrants to HepaSense as follows as of the date hereof:

        3.2.1 ORGANIZATION: Such Shareholder is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

        3.2.2 AUTHORITY: Such Shareholder has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement is the valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy.

        3.2.3 NO CONFLICTS: The execution, delivery and performance by such Shareholder of this Agreement, purchase of the Shares, and compliance with the provisions hereof by such Shareholder will not:

                (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Shareholder or any ruling, writ, injunction, order, judgement or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Shareholder or any of its properties or assets;

                (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Shareholder or any material contract to which such Shareholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Shareholder; or

                (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Shareholder.

        3.2.4 APPROVALS: As of the date hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Shareholder.

        3.2.5 INVESTMENT REPRESENTATIONS: Such Shareholder is sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in HepaSense. Such Shareholder has not been formed solely for the purpose of making this investment and such Shareholder is acquiring the Common Shares and Preferred Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Shareholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Shareholders' representations as expressed herein. Such Shareholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.


                                    CLAUSE 4

                            AUTHORIZATION AND CLOSING

4.1 HepaSense has authorized the issuance to (i) EIS of 2,388 Preferred Shares and (ii) Isis of 6,001 Common Shares and 3,612 Preferred Shares, issuable as provided in Clause 4.3 hereof.

4.2 Isis and EIS hereby subscribe for the number of Shares set forth in Clause 4.1 and shall pay to HepaSense in consideration therefore, by wire transfer of immediately available funds (to a bank account established by HepaSense in connection with Completion) the subscription amounts each as provided in Clause 4.4.1.

4.3 The closing (the "CLOSING") shall take place at the offices of Brock Silverstein LLC at 800 Third Avenue, New York, New York 10022 on the date hereof or such other places if any, as the Parties may agree and shall occur contemporaneously with the closing under the Isis Securities Purchase Agreement.

4.4 At the Closing, each of the Shareholders shall take or (to the extent within its powers) cause to be taken the following steps at directors and shareholder meetings of HepaSense, or such other meetings or locations, as appropriate:

        4.4.1 HepaSense shall issue and sell to EIS, and EIS shall purchase from HepaSense, upon the terms and subject to the conditions set forth herein, 2,388 Preferred Shares for an aggregate purchase price of US$2,985,000.

                HepaSense shall issue and sell to Isis, and Isis shall purchase from HepaSense, upon the terms and conditions set forth herein,
                (i) 6,001 Common Shares for an aggregate purchase price of US$7,500,000 and (ii) 3,612 Preferred Shares for an aggregate purchase price of US$4,515,000;

        4.4.2 the Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Shares and Preferred Shares described above and any other certificates, resolutions or documents which the Parties shall reasonably require;

        4.4.3   the adoption by HepaSense of HepaSense Bye-Laws;

        4.4.4 the appointment of Kevin Insley, B. Lynne Parshall, F. Andrew Dorr, M.D., Dawn Griffiths and Stephen Rossiter as Directors of HepaSense;

        4.4.5 the resignation of all directors and the secretary of HepaSense holding office prior to the execution of this Agreement and delivery of written confirmation under seal by each Person so resigning that he has no claim or right of action against HepaSense and that HepaSense is not in any way obligated or indebted to him; and

        4.4.6   the transfer to HepaSense of the share register.

4.5     EXEMPTION FROM REGISTRATION:

        The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER OR AS OTHERWISE PERMITTED IN THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED) EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL

        REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4.6 HepaSense shall use reasonable efforts to file any documents that require filing with the Registrar of Companies in Bermuda within the prescribed time limits. EIS and Isis shall provide all reasonable co-operation to HepaSense in relation to the matters set forth in this Clause 4.6.

4.7. In the event that EIS exercises the Exchange Right, HepaSense shall, immediately upon such exercise, take all necessary steps to ensure that EIS is duly and validly issued and has full legal right, title and interest in and to the Preferred Shares exchanged therefor. The Parties acknowledge that such Preferred Shares have been pledged to EIS pursuant to the Isis Securities Purchase Agreement and that EIS has physical possession of such Preferred Shares; upon such exercise, EIS shall be entitled to keep and retain such Preferred Shares, which shall be owned by EIS as provided above. In connection with the foregoing, HepaSense and the Participants shall take all necessary or appropriate steps to ensure such ownership by EIS.


                                    CLAUSE 5

                    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

5.1.    DIRECTORS:

        5.1.1 Prior to the exercise of the Exchange Right, the Board shall be composed of five Directors.

                Isis shall have the right to nominate four directors of HepaSense, provided that two such directors are residents of Bermuda, ("ISIS DIRECTORS") and EIS shall have the right to nominate one Director of HepaSense ("EIS DIRECTOR") which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board.

                In the event that the Exchange Right is exercised by EIS within 2 years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of 2 years from the Closing Date.

                In the event that the Exchange Right is exercised by EIS at any time after two years following the Closing Date or upon the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date, each of Isis, and EIS shall cause the Board to be reconfigured so that an equal number of Directors are designated by EIS and Isis and that each of the Directors has equal voting power.

        5.1.2 If EIS removes the EIS Director, or Isis removes any of the Isis Directors, EIS or Isis, as the case may be, shall indemnify the other Shareholder against any claim by such removed Director arising from such removal.

        5.1.3 The Directors shall meet not less than three times in each Financial Year and all Board meetings shall be held in Bermuda or otherwise by teleconference in accordance with the HepaSense Bye Laws or as otherwise required by to the laws of Bermuda and to ensure the sole residence of HepaSense in Bermuda.

        5.1.4 At any such meeting, the presence of the EIS Director and at least one Isis Director who at the time of the meeting is an employee of Isis (an "Isis Employee Director") shall be required to constitute a quorum and, subject to Clause 17 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors; provided, however, that the EIS Director and Isis Employee Director also vote in favor of such action. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the Isis Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

        5.1.5 On the Closing Date, Isis may appoint one of the Isis Directors to be the chairman of HepaSense. The chairman of HepaSense shall hold office until:

                (i) the first meeting of the Board following the exercise by EIS of the Exchange Right, where the Exchange Right has been exercised by EIS after two years following the Closing Date; or

                (ii) the first meeting of the Board following the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date

                        (in each case the "CHAIRMAN STATUS BOARD MEETING")

                After the Chairman Status Board Meeting, each of EIS and Isis, beginning with EIS at the Chairman Status Board Meeting, shall have the right, exercisable alternatively, of nominating one Director to be chairman of HepaSense for a term of one year.

                If the chairman is unable to attend any meeting of the Board held prior to the Chairman Status Board Meeting, the Isis Directors shall be entitled to appoint another Isis Director to act as chairman in his place at the meeting.

                If the chairman of HepaSense is unable to attend any meeting of the Board held after the Chairman Status Board Meeting, the Directors shall be entitled to appoint another Director to act as chairman of HepaSense in his place at the meeting.

        5.1.6 In case of an equality of votes at a meeting of the Board, the chairman of HepaSense shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 18.

5.2     MANAGEMENT AND R&D COMMITTEES:

        5.2.1 The Directors shall appoint a management committee (the "MANAGEMENT COMMITTEE") to perform certain operational functions, such delegation to be consistent with the Directors' right to delegate powers pursuant to the HepaSense Memorandum of Association of Bye-Laws. The Management Committee shall initially consist of four members, two of whom will be nominated by EIS and two of whom will be nominated by Isis, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting during which such operational functions are discussed. Except as otherwise provided herein or in the License Agreements, decisions of the Management Committee shall require approval by at least one EIS nominee on the Management Committee and one Isis nominee on the Management Committee. Each of EIS and Isis shall be entitled to remove any of their nominees to the Management Committee and appoint a replacement in place of any nominees so removed.

        5.2.2 The Management Committee shall appoint a research and development committee (the "R&D COMMITTEE") which shall initially be comprised of four members, two of whom will be nominated by Elan and two of whom will be nominated by Isis, and each of whom shall have one vote, whether or not present at an R&D Committee meeting during which research and development issues are discussed. Decisions of the R&D Committee shall require approval by at least one Elan nominee on the R&D Committee and one Isis nominee on the R&D Committee. Each of Elan and Isis shall be entitled to remove any of their nominees to the R&D Committee and appoint a replacement in place of any nominees so removed.

        5.2.3 The Management Committee shall be responsible for, inter alia, devising, implementing and reviewing strategy for the business of HepaSense, and the operation of HepaSense, and in particular, devising HepaSense's strategy for research and development and to monitor and supervise the implementation of HepaSense's strategy for research and development.

        5.2.4   The R&D Committee shall be responsible for:

                5.2.4.1 designing that portion of the Business Plan that relates to the Project for consideration by the Management Committee;

                5.2.4.2 establishing a joint Project team consisting of an equal number of team members from Elan and Isis, including one Project leader from each of Elan and Isis; and

                5.2.4.3 implementing such portion of the Business Plan that relates to the Project, as approved by the Management Committee.

        5.2.5 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee. If the Management Committee cannot resolve the matter after 15 days or such other period as may be agreed by the Management Committee, the dispute will be referred to a designated senior officer of each of Elan and Isis, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions to be set forth in Clause 19, involving inter alia, the referral of the dispute to an expert, whose decision, however, will ultimately be non-binding on the Participants. This process shall also apply to any dispute within the Management Committee.


                                    CLAUSE 6

                          THE BUSINESS PLAN AND REVIEWS

6.1 The Directors shall meet together as soon as reasonably practicable after the Closing Date hereof and shall agree upon and approve the Business Plan for the current Financial Year within 60 days of the Closing Date.

6.2. The Business Plan shall be subject to ongoing review by the Directors and the approval of the EIS Director and the Isis Directors on a quarterly basis.

6.3. Neither Participant shall be obliged to provide funding to HepaSense in the absence of quarterly approval of the Business Plan and a determination by each Participant, in its sole discretion, that Subsequent Funding (as such term is defined in the Funding Agreement) shall be provided for the development of the Products.

                                    CLAUSE 7

                          RESEARCH AND DEVELOPMENT WORK

7.1 During the Research Term, HepaSense will diligently pursue the research and development of the Elan Intellectual Property, Isis Intellectual Property and

        HepaSense Intellectual in accordance with the Research and Development Program. The "RESEARCH AND DEVELOPMENT PROGRAM" will be the program the development of the Product in the Field, including without limitation, in vivo toxicology, stability, formulation, optimization, clinical and regulatory activities. Such work shall be agreed to and conducted by Elan, Isis and/or a third party Isis under contract with HepaSense as provided in the Business Plan.

7.2 Subject to the provisions of Clause 6.3, Isis and Elan shall provide at their discretion respective such research and development services as is requested by HepaSense in accordance with the provisions in the License Agreements; provided, however, that HepaSense shall not perform any pre-clinical research or development work. HepaSense shall pay Isis and Elan for any development work carried out by them on behalf of HepaSense at the end of each month during the Research and Development Program, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to HepaSense by Isis or Elan, as applicable, by the 15th day of the month following the month in which work was performed. The payments by HepaSense to Isis or Elan shall be calculated by reference to the fully burdened actual costs incurred by Isis and Elan [ * ] in carrying out such research and development work, on a fully allocated basis. Research and development activities that are outsourced to third party providers shall be charged to HepaSense at [ * ].

7.3 Elan and Isis shall permit HepaSense or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Isis and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the Research and Development Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Isis's records, as the case may be, shall be at the expense of HepaSense, except that if such inspection reveals an overpayment in the amount paid to Elan or Isis, as the case may be, for the Research and Development Program hereunder in any Financial Year of 5% or more of the amount due to Elan or Isis, as the case may be, then the expense of such inspection shall be borne solely by Elan or Isis, as the case may be, instead of by HepaSense. Any surplus over the sum properly payable by HepaSense to Elan or Isis, as the case may be, shall be paid promptly by Elan or Isis, as the case may be, to HepaSense. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Isis, as the case may be, by HepaSense, HepaSense shall pay the deficit to Elan or Isis, as the case may be.

7.4 Should HepaSense determine that the Designated Oligonucleotide is not suitable for administration via the System, HepaSense, at its option may either (i) further develop and commercialize the Designated Oligonucleotide in a Product via another route of administration within the Field or (ii) request Isis to designate a substitute Oligonucleotide. In the event HepaSense requests that Isis designate a

                                               *CONFIDENTIAL TREATMENT REQUESTED
        substitute Oligonucleotide, the Parties shall review in good faith and designate for in-licensing to HepaSense, subject to then existing contractual obligations, another Oligonucleotide from the Isis portfolio of Oligonucleotides with comparable commercial potential, or designate an Oligonucleotide for in-licensing or acquisition of the rights from one or more third parties to such Oligonucleotide (the "SUBSTITUTE OLIGONUCLEOTIDE"). In either case, the Parties shall promptly negotiate in good faith such amendments as are required to this Agreement, such as amending the provisions regulating non-competition under Clause 4 of the License Agreements, and to the research and development budgeted costs for the Project.

7.5 Except as otherwise provided herein and as provided in the Isis License Agreement, upon designation of an Isis Oligonucleotide as a Substitute Oligonucleotide, (i) all rights to ISIS 14803 shall revert to Isis and
        (ii) all provisions contained herein and in the Isis License Agreement other than in the preceding clause (i) relating to the ISIS 14803 shall be deemed to apply to the Substitute Oligonucleotide as if it were the Designated Oligonucleotide, unless otherwise amended in accordance with Clause 7.4.


                                    CLAUSE 8

                                COMMERCIALIZATION

8.1 HepaSense shall diligently pursue the research, development, prosecution and commercialization of the Product as provided in the Business Plan. During the Research Term, Elan and Isis shall meet to discuss the commercial strategy for HepaSense commercialization of the Product and the further exploitation of the HepaSense Intellectual Property. For example, Isis and Elan shall discuss strategy and terms relating to product and clinical development, corporate partnering, licensing and supply agreements. It is contemplated that Isis, through its representatives on the Management Committee, shall locate and negotiate with independent third party marketing partners for Product. In the course of such representation, Isis shall keep HepaSense and Elan fully informed of its efforts and progress with respect to the foregoing.

8.2 In the event HepaSense successfully commercializes the Product, Isis may, from time to time nominate, subject to Elan's consent, from the Isis portfolio of Oligonucleotides additional Oligonucleotides to be designated as Additional Oligonucleotides for incorporation in Additional Products. It is contemplated that Isis shall locate and negotiate with independent third party marketing partners for Isis Products. Isis shall keep HepaSense and Elan apprised of its efforts and progress with respect to the foregoing; provided, however, that any such information shall be kept confidential and shall not be disclosed to the Elan

        Pharmaceuticals division of Elan, plc (excluding senior executive personnel of Elan).

8.3 Notwithstanding anything set forth herein, at such time as HepaSense intends to commercialize the Product, Elan shall have the right of first negotiation with respect to the world-wide commercialization of the Product (the "ELAN FIRST RIGHT OF NEGOTIATION"). Such right of first negotiation shall be exercised as follows:

        8.3.1 If HepaSense intends to commercialize or enter into an agreement with an independent third party to commercialize the Product, then HepaSense immediately shall notify Elan in writing that Elan may elect to enter into negotiations referred to in this Clause 8.3. Elan shall indicate its desire to enter into such negotiations pursuant to this Clause 8.3 by delivering written notice to HepaSense within forty-five (45) days of Elan's receipt of the written notification from HepaSense to Elan. If Elan elects to enter into such negotiations, the Parties shall negotiate in good faith the terms of an applicable agreement.

        8.3.2 If, despite such good faith negotiations, Elan and HepaSense do not reach agreement on the terms of such an agreement within six
                (6) months from the notification in writing by HepaSense to Elan, then HepaSense shall be free to offer a third party (other than a Technological Competitor of Elan unless consented to by Elan which consent may be withheld for any reason and otherwise subject to the terms and conditions of this Agreement) terms to commercialize the Product in the Territory, which terms when taken as a whole, are more favorable to HepaSense than the principal terms of the last written proposal offered to HepaSense by Elan, or by HepaSense to Elan, as the case may be; provided, however, that in the event the stage of development or data available in connection with the Product shall change materially, the Elan Right of First Negotiation shall be revived.

8.4 Subject to the rights of Elan with respect to the Product, HepaSense shall not be permitted to contract the commercialization of the Product or any other Product without the prior written consent of Elan and Isis, which consent will not be unreasonably withheld or delayed; provided that such reasonableness standard, in the case of Elan, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Elan and in the case of Isis, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Isis.


                                    CLAUSE 9

            OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NON-COMPETITION

9.1 The Parties acknowledge and agree to be bound by the provisions of Clause 3 of the Elan License Agreement and Clause 3 of the Isis License Agreement set forth the agreement between the parties thereto in relation to the ownership of the Elan Intellectual Property, the Isis Intellectual Property and the HepaSense Intellectual property respectively.

9.2 The Parties acknowledge and agree to be bound by the provisions the provisions of Clause 4 of the Elan License Agreement and the provisions of Clause 4 of the Isis License Agreement which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and Isis, respectively.


                                    CLAUSE 10

                        SUBLICENSE AND ASSIGNMENT RIGHTS

10.1 HepaSense shall not assign any of its rights under the HepaSense Intellectual Property without the prior written consent of Elan and Isis.

10.2 HepaSense shall not sublicense any of its rights under the License Agreements for the Licensed Technologies and/or the HepaSense Intellectual Property without the prior written consent of Elan and Isis, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of Elan may be withheld in Elan's sole discretion in the case of a proposed sublicense of such rights to a Technological Competitor of Elan.


                                    CLAUSE 11

                          INTELLECTUAL PROPERTY RIGHTS

11.1 Elan, at its expense and sole discretion may (i) secure the grant of any patent applications within the Elan Patents that relate to the Field;
        (ii) file and prosecute patent applications on patentable inventions and discoveries within the Elan Improvements that relate to the Field; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent within the Elan Patents that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relate to the Field). Elan shall have the right in its sole discretion to control such filing, prosecution, defense and maintenance provided that HepaSense and Isis at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

11.2 Isis, at its expense and sole discretion, may (i) secure the grant of any patent applications within the Isis Patents that relate to the Field; (ii) file and prosecute patent applications on patentable inventions and discoveries within the Isis Improvements that relate to the Field; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent within the Isis Patents that relate to the Field (including any letters patent that may issue covering any such Isis Improvements that relate to the Field). Isis shall have the right in its sole discretion to control such filing, prosecution, defense and maintenance provided that Elan and HepaSense at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

11.3 In the event that Elan does not intend to file for patent protection on patentable inventions or discoveries within the Elan Intellectual Property that relates to the Field in one or more countries in the Territory after providing written notice to HepaSense and Isis, HepaSense shall have the option at HepaSense's expense, upon the prior written approval of Elan which approval shall not be unreasonably withheld, to request Elan to file and prosecute such patent application(s). Upon such written request from HepaSense, Elan shall be responsible for preparing and prosecuting and otherwise seeking patent protection for such Elan Intellectual Property described in this Clause
        11.3. Any such Elan Intellectual Property shall be owned by Elan but Elan shall grant a royalty free exclusive license to HepaSense for such Elan Intellectual Property in the Field. Such license shall be subject to the other terms and conditions set forth in this Agreement and the Elan License Agreement to HepaSense. The Parties shall have the right to remove their confidential information from any such patent application.

11.4 In the event that Isis does not intend to file for patent protection on patentable inventions or discoveries within the Isis Intellectual Property that relates to the Field in one or more countries in the Territory after providing written notice to HepaSense and Elan, HepaSense shall have the option at HepaSense's expense, upon the prior written approval of Isis which approval shall not be unreasonably withheld, to request Isis to file and prosecute such patent application(s). Upon such written request from HepaSense, Isis shall be responsible for preparing and prosecuting and otherwise seeking patent protection for such Isis Intellectual Property described in this Clause
        11.4. Any such Isis Intellectual Property shall be owned by Isis but Isis shall grant a royalty free exclusive license to HepaSense such Isis Intellectual Property in the Field. Such license shall be subject to the other terms and conditions set forth in this Agreement and the Isis License Agreement to HepaSense. The Parties shall have the right to remove their confidential information from any such patent application.

11.5    HepaSense at its expense shall have the right but shall not be obligated
        (i) to file and prosecute patent applications on patentable inventions and discoveries within the HepaSense Intellectual Property; (ii) to defend all such applications against third party oppositions; and (iii) to maintain in force any issued letters patent within the HepaSense Patents (including any patents that issue on patentable inventions and discoveries within the HepaSense Intellectual Property). HepaSense shall have the right to control such filing, prosecution, defense and maintenance provided that the other Parties shall be provided with copies of all documents relating to such filing, prosecution, defense, and maintenance in sufficient time to review such documents and comment thereon prior to filing. The Parties shall have the right to remove their confidential information from any such patent application.

11.6 In the event that HepaSense informs both Elan and Isis that it does not intend to file an application on the HepaSense Intellectual Property in or outside the Field, Elan shall have the right to file and prosecute such patent applications on inventions that Elan invents solely or which relate predominantly to the Elan Intellectual Property, and Isis shall have the right to file and prosecute such patent applications on inventions which Isis invents solely or which relate predominantly to the Isis Intellectual Property, and Elan and Isis agree to negotiate in good faith on the course of action to be taken with respect to HepaSense inventions that relate to both the Elan Intellectual Property and Isis Intellectual Property. The Parties shall have the right to remove their confidential information from any such patent application.

11.7 The Parties shall promptly inform each other in writing of any actual or alleged unauthorized use of any Elan Intellectual Property, the Isis Intellectual Property or the HepaSense Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such unauthorized use.

11.8 At its option, as the case may be, Elan or Isis shall have the first option to enforce at its own expense and for its own benefit any unauthorized use of its respective Intellectual Property (the Elan Intellectual Property or the Isis Intellectual Property as the case may
        be) in the Field. At the enforcing party's request, the other Parties shall cooperate with such action. Should Elan or Isis decide not to enforce the Elan Intellectual Property or the Isis Intellectual Property respectively, against such unauthorized use in the Field, within a reasonable period but in any event within twenty (20) days after receiving written notice of such actual or alleged unauthorized use, HepaSense may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at such Party's request, Elan and Isis shall cooperate with such action. Any recovery remaining after the deduction by HepaSense of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such enforcement proceeding shall belong to HepaSense. Alternatively, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the enforcement of the Elan Intellectual Property or the Isis Intellectual Property affects both the Field as well as other products being developed or commercialized by Isis or Elan or its commercial partners outside the Field, Isis or Elan shall endeavour to agree as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

11.9 HepaSense shall have the first right but not the obligation to bring suit or otherwise take action against any unauthorized use of the HepaSense Intellectual Property. If any such alleged use occurs that gives rise to a cause of action both inside and outside the Field, HepaSense, in consultation with the other Parties, shall determine the course of action to be taken. In the event that HepaSense takes such action, HepaSense shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of HepaSense. HepaSense shall keep Elan and Isis informed of any action in a timely manner so as to enable Isis and Elan to provide input in any such action and HepaSense shall reasonably take into consideration any such input. At HepaSense's request, the Parties shall cooperate with any such action at HepaSense's cost and expense.

11.10 In the event that HepaSense does not bring suit or otherwise take action against any unauthorized use of the HepaSense Intellectual Property (i) if only one Party determines to pursue such suit or take such action at its own cost and expense, it shall be entitled to all damages and monetary award recovered in or with respect to such action and (ii) if the other Parties pursue such suit or action outside of HepaSense, they shall negotiate in good faith an appropriate allocation of costs, expenses and recovery amounts. At the Party's request, HepaSense shall cooperate with any such action at the Party's cost and expense.

11.11 In the event that a claim or proceeding is brought against HepaSense by a third party alleging that the sale, distribution or use of a Product in the Territory constitutes the unauthorized use of the intellectual property rights of such Party, HepaSense shall promptly advise the other Parties of such threat or suit.

11.12 Save in respect of claims by HepaSense against either Party, or by an Independent Third Party against HepaSense, where Elan is in breach of a representation or warranty under Clause 7 of the Elan License Agreement or where Isis is in breach of a representation or warranty under Clause 7 of the Isis License Agreement, HepaSense shall indemnify, defend and hold harmless Elan or Isis, as the case may be, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to in Clause 11.11, provided that Elan or Isis, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to HepaSense, not to be unreasonably withheld or delayed. At its option, Elan or Isis, as the case may be, may elect to take over the conduct of such proceedings from HepaSense provided that HepaSense's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or Isis, as the case may be and such Party shall not compromise or settle any such claim or proceeding without the prior written consent of HepaSense, such consent not to be unreasonably withheld or delayed.


                                    CLAUSE 12

           CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

12.1 Solely for the purpose of and insofar as is necessary, in each case, for Elan to perform research and development work on behalf of HepaSense, HepaSense shall grant to Elan a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the Licenses:

        12.1.1  to exploit the HepaSense Intellectual Property in the Field, and

        12.1.2 subject to the terms and conditions of the Isis License, a sublicense to exploit the Isis Intellectual Property in the Field.

12.2 Solely for the purpose of and insofar as is necessary, in each case, for Isis to perform to conduct research and development work on behalf of HepaSense, HepaSense shall grant to Isis a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the Licenses:

        12.2.1  to exploit the HepaSense Intellectual Property in the Field, and

        12.2.2 subject to the terms and conditions of the Elan License, a sublicense to exploit the Elan Intellectual Property in the Field.

12.3 Subject to the provisions of this Clause 12, HepaSense hereby grants to each of Elan and Isis a license to the HepaSense Intellectual Property as follows:

        12.3.1 HepaSense hereby grants to Elan a worldwide, perpetual, fully-paid and royalty-free license, with the right to sublicense, to the HepaSense Intellectual Property in all fields other than the Field or in connection with Isis proprietary Oligonucleotides on an as-is basis without recourse, representation or warranty whether express or implied, including warranties of merchantability or fitness for a particular purpose, or infringement of third party rights, and all such warranties are expressly disclaimed.

        12.3.2 Subject to the rights of Elan pursuant to Clause 8.4 hereof, HepaSense hereby grants to Isis a worldwide, perpetual, fully-paid and royalty-free license, with the right to sublicense, to the HepaSense Intellectual Property as it relates to the Designated Oligonucleotide or any other Oligonucleotide for use outside the Field on an as-is basis without recourse, representation or warranty whether express or implied, including warranties of merchantability or fitness for a particular purpose, or infringement of third party rights, and all such warranties are expressly disclaimed.


                                    CLAUSE 13

                                   REGULATORY

13.1 HepaSense shall keep the other Parties promptly and fully advised of HepaSense's regulatory activities, progress and procedures. HepaSense shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required regulatory approval of the RHA to market the Products.

13.2 HepaSense shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Product in the Territory in accordance with the Business Plan.

13.3 Any and all Regulatory Approvals obtained hereunder for any Product shall including without limitation, the DMF, shall be processed by and remain the property of HepaSense, provided that HepaSense shall allow Elan and Isis access thereto to enable Elan and Isis to fulfil their respective obligations and exercise their respective rights under this Agreement. HepaSense shall maintain such Regulatory Approvals at its own cost. All regulatory approvals and submissions relating to the System, including without limitation, the MAF, shall be processed by and be the property of Elan and at all times held in Elan's sole name; provided, however, that Elan will authorize HepaSense to reference its regulatory approval and submission, as described herein, with the FDA and such foreign agency to the extent necessary for HepaSense's regulatory purposes.

13.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHA's insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement.


                                    CLAUSE 14

                                  MANUFACTURING

14.1 Subject to the provisions of Clause 14.2, HepaSense shall be responsible for manufacturing, or having manufactured, all quantities of Products required for the development and commercialization of Products for use in the Field.

14.2 Elan shall, at its option, manufacture the System for HepaSense and meet its requirements, on standard commercial terms negotiated in good faith by

        HepaSense and Elan or to subcontract the manufacture and supply of the System and HepaSense shall agree to utilize Elan as its sole supplier, subject to the customary terms and conditions contained in a supply agreement to be executed by the parties. Isis shall have the right to manufacture and supply of the Designated Oligonucleotide with respect to the Product, on standard commercial terms negotiated in good faith by HepaSense and Isis or subcontract the manufacture and supply of the Designated Oligonucleotide. In the event Elan or Isis subcontract such manufacture and supply, the amount charged to HepaSense shall be [ * ]. Any such supply agreement shall be negotiated and agreed by the Parties not later than the date of completion of Phase III (as such term is commonly used in connection with FDA applications) of the R&D Plan.


                                    CLAUSE 15

                        TECHNICAL SERVICES AND ASSISTANCE

15.1 Whenever commercially and technically feasible, HepaSense shall contract with Isis or Elan, as the case may be, to perform such other services as HepaSense may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Isis. There shall be no obligation upon either of Isis or Elan to perform such services.

15.2 HepaSense shall, if the Participants so agree, conclude an administrative support agreement with Elan and/or Isis on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by HepaSense:

        15.2.1  accounting, financial and other services;

        15.2.2  tax services;

        15.2.3  insurance services;

        15.2.4  human resources services;

        15.2.5  legal and company secretarial services;

        15.2.6  patent and related intellectual property services; and

        15.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

                                               *CONFIDENTIAL TREATMENT REQUESTED

        The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by HepaSense.

15.3 The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of HepaSense. The Participants and HepaSense shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by HepaSense.

15.4 If Elan or Isis so requires, Isis or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Isis Intellectual Property, as the case may be, as necessary to further the Project.

15.5 The employees received by Elan or Isis, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 20 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.


                                    CLAUSE 16

                      AUDITORS, BANKERS, REGISTERED OFFICE,
                  ACCOUNTING REFERENCE DATE; SECRETARY; COUNSEL

Unless otherwise agreed by the Participants and save as may be provided to the contrary herein:

16.1 the auditors of HepaSense shall be KMPG Peat Marwick of Vallis Building, Hamilton, Bermuda;

16.2 the bankers of HepaSense shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time;

16.3 the accounting reference date of HepaSense shall be December 31st in each Financial Year; and

16.4 the secretary of HepaSense shall be I.S. Outerbridge or such other Person as may be appointed by the Directors from time to time.

                                    CLAUSE 17

                              TRANSFERS OF SHARES;
                     RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

GENERAL:

17.1 No Shareholder shall, directly or indirectly, sell or otherwise transfer (each, a "TRANSFER") any Shares held by it except as expressly permitted by and in accordance with the terms of this Agreement. HepaSense shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of HepaSense any Shares from any Shareholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

        During the Research and Development Term, no Shareholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the Research and Development Term, a Shareholder may Transfer Shares provided such Shareholder complies with the provisions of Clauses 17.2 and 17.3.

        Notwithstanding anything contained herein to the contrary, at all times, EIS and/or Isis shall have the right to Transfer any Shares to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties. EIS shall have the right to Transfer any Shares to a special purpose financing or similar entity established by Elan or EIS; provided, that such Affiliates or other Permitted Transferee to which such legal and/or beneficial interest in the Shares have been transferred shall agree to be expressly subject to and bound by all the limitations and provisions which are embodied in this Agreement.

17.2 No Shareholder shall, except with the prior written consent of the other Shareholder, create or permit to subsist any Encumbrance over or in, all or any of the Shares held by it (other than by a Transfer of such Shares in accordance with the provisions of this Agreement).

17.3    RIGHTS OF FIRST OFFER:

        If at any time after the end of the Research and Development Term a Shareholder shall desire to Transfer any Shares owned by it (a "SELLING SHAREHOLDER"), in any transaction or series of related transactions (other than a Transfer to an Affiliate or subsidiary or in the case of EIS to a special purpose financing or similar entity established by
        EIS), then such Selling Shareholder shall deliver prior written notice of its desire to Transfer (a "NOTICE OF INTENTION") (i) to HepaSense and
        (ii) to the Shareholders who are not the Selling Shareholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Shareholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "OFFERED SHARES") and the proposed form of transaction (the "TRANSACTION PROPOSAL"), together with any available documentation relating thereto, if any, and the price at which such Selling Shareholder proposes to Transfer the Offered Shares (the "OFFER PRICE"). The "Right of First Offer" provided for in this Clause 16 shall be subject to any "Tag Along Right" benefiting a Shareholder which may be provided for by Clause 16, subject to the exceptions set forth therein.

        Upon receipt of the Notice of Intention, the Shareholders who are not the Selling Shareholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Shareholder (the "NOTICE OF EXERCISE"), with a copy to HepaSense, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Shareholders who are not the Selling Shareholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Shareholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Shareholders, the Selling Shareholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling Shareholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Offer set forth in Clause 17.3.

        In the event that any of the Shareholders who are not the Selling Shareholder exercises their right to purchase all of the Offered Shares (in accordance with this Clause 16), then the Selling Shareholder shall sell all of the Offered Shares to such Shareholder(s), in the amounts set forth in the Notice of Intention, after not less than 10 business days and not more than 25 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Shareholders who are not the Selling Shareholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Shareholders on the basis of their pro rata equity interests in HepaSense.

        The rights and obligations of each of the Shareholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Shares are registered under Section 12(b) or 12(g) of the Exchange Act.

        At the closing of the purchase of all of the Offered Shares by the Shareholders who are not the Selling Shareholder (scheduled in accordance with Clause 16), the Selling Shareholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Shareholders who are not the Selling Shareholder, duly executed by the Selling Shareholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

        Notwithstanding any other provision of this Clause 17.3, a Change in Control of any Stockholder shall not trigger a "Right of First Offer" in favor of any other Stockholder.

17.4    TAG ALONG RIGHTS:

        Subject to Clause 17.3, a Shareholder (the "TRANSFERRING SHAREHOLDER") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Shareholders (the "REMAINING SHAREHOLDERS"), to sell Shares at the same price and on the same terms and conditions as the Transferring Shareholder has agreed to sell its Shares (the "TAG ALONG RIGHT").

        In the event a Transferring Shareholder proposes to Transfer any Shares in a transaction subject to this Clause 16.4, it shall notify, or cause to be notified, the Remaining Shareholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "TRANSFEREE TERMS") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 16, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Shareholders in accordance with the terms hereof.

        The Tag Along Right may be exercised by each of the Remaining Shareholders by delivery of a written notice to the Transferring Shareholder (the "CO-SALE NOTICE") within 10 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Shareholder which the Remaining Shareholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Shareholder, the amount of such securities belonging to the Remaining Shareholder included in such Transfer may not be greater than such Remaining Shareholder's percentage beneficial ownership of Fully Diluted Common Shares multiplied by the total number of Fully Diluted Common Shares to be sold by both the Transferring Shareholder and all Remaining Shareholders. Upon receipt of a Co-sale Notice, the Transferring Shareholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Shareholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Shareholder prior to the expiration of the 10 business day period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Shareholder shall have the right for a 45 day calendar day period to Transfer

        Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Shareholders of the proposed Transfer and complying with the requirements of this Clause 17.

        At the closing of any Transfer of Shares subject to this Clause 17, the Transferring Shareholder, and the Remaining Shareholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.

        Notwithstanding the foregoing, this Clause 17 shall not apply to any sale of Common Shares pursuant to an effective registration statement under the Securities Act in a bona fide public offering.

        The rights and obligations of each of the Stockholders pursuant to the "Tag Along Right" provided herein shall terminate upon the date that the Common Shares are registered under Section 12(b) or 12(g) of the Exchange Act.

        Notwithstanding any other provision of this Clause 17.4, a Change in Control of any Stockholder shall not trigger a "Tag Along Right" in favor of any other Stockholder.


                                    CLAUSE 18

                    MATTERS REQUIRING STOCKHOLDERS' APPROVAL

18.1 In consideration of Isis and Elan agreeing to enter into the License Agreements, the Parties hereby agree that HepaSense shall not without the prior approval of the EIS Director and the Isis Employee Directors:

        18.1.1. make a material determination outside the ordinary course of business, including, among other things, acquisitions or dispositions of intellectual property and licenses or sublicenses, change the domicile of, HepaSense from or discontinue jurisdiction HepaSense out of Bermuda, changes in the Business or the HepaSense budget as they relate to the Licensed Technologies; enter into joint ventures and similar arrangements as they relate to the Licensed Technologies and changes to the Business Plan as they relate to the Licensed Technologies;

        18.1.2. issue any unissued Preferred Shares or unissued Common Shares, or create or issue any new shares (including a split of the Shares) or Common Shares Equivalents, except as expressly permitted by the HepaSense Memorandum of Association or Bye-Laws;

        18.1.3. alter any rights attaching to any class of share in the capital of HepaSense or alter the HepaSense Memorandum of Association or Bye-Laws;

        18.1.4. consolidate, sub-divide or convert any of HepaSense's share capital or in any way alter the rights attaching thereto;

        18.1.5. dispose of all or substantially all of the assets of HepaSense;

        18.1.6. do or permit or suffer to be done any act or thing whereby HepaSense may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

        18.1.7. enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

        18.1.8. subject to Clause 24.13, assign, license or sub-license any of the Elan Intellectual Property, Isis Intellectual Property or HepaSense Intellectual Property;

        18.1.9. amend or vary the terms of the Isis License Agreement or the Elan License Agreement;

        18.1.10. permit a person other than HepaSense to own a regulatory approval relating to the Product(s);

        18.1.11. amend or vary the Business Plan or the HepaSense budget as they relate to the Licensed Technologies;

        18.1.12. alter the number of Directors;

        18.1.13. register any Shares of the Company for public trading with any governmental authority for public trading in any securities market; and

        18.1.14. declare or pay any dividend or make any distribution, directly or indirectly, with respect to its capital stock; or issue, sell, exchange, deliver, redeem, purchase or otherwise acquire or dispose of any shares of its capital stock or other securities.


                                    CLAUSE 19

                                    DISPUTES

19.1 Should any dispute or difference arise between Elan and Isis, or between Elan or Isis and HepaSense, during the period that this Agreement is in force, other than a dispute or difference relating to (i) the interpretation of any provision of this

        Agreement, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to the Chief Executive Officer of Isis and the President of EPT.

19.2 In any event of a notice being served in accordance with Clause 19.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the designated senior officer of each of Elan and Isis a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the designated senior officers of each of Elan and Isis who shall endeavour to resolve the dispute. If designated senior officers of each of Elan and Isis agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to HepaSense to procure that the agreed terms are fully and promptly carried into effect.


                                    CLAUSE 20

                     TERMINATION/CERTAIN CHANGES OF CONTROL

20.1 This Agreement shall govern the operation and existence of HepaSense until

        20.1.1  terminated by written agreement of all Parties hereto; or

        20.1.2  otherwise terminated in accordance with this Clause 20.

20.2 For the purpose of this Clause 20, a "RELEVANT EVENT" is committed or suffered by a Participant if:

        20.2.1 it commits a breach of its material obligations under this Agreement or the applicable License Agreement and fails to remedy it within 60 days of being specifically required in writing to do so by the other Participant; provided, however, that if the breaching Participant has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified; or

        20.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days; or

        20.2.3  it is unable to pay its debts in the normal course of business;
                or

        20.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld); or

        20.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

        20.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

20.4 If either Participant commits a Relevant Event, the other Shareholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

20.5 In the event of a termination of the Elan License Agreement and/or the Isis License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

20.6    The provisions of Clauses 1.1, 3, 5.1, 9, 10, 11.11, 11.12,12.3, 13.3,
        18, 19, 20, 22, 23 and 24 shall survive the termination of this Agreement under Clause 20.5 or by mutual consent pursuant to Clause 20.1 in accordance with their terms; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement under Clause 20.5 or by mutual consent pursuant to Clause 20.1; provided, however, that so long as the License Agreements remain in effect Clauses 11.1 through 11.10 shall also survive.

20.7    [ * * ].

                                               *CONFIDENTIAL TREATMENT REQUESTED

20.8 In the event that [ * ] pursuant to Clause 20.7 above, the Participants shall jointly select a nationally recognised investment banking firm as arbitrator to make such determination. In the event the Participants do not agree upon the selection of such investment banking firm, Elan may contact the presiding justice of the Supreme Court of the State of New York sitting in the City, County, and State of New York (the "PRESIDING JUSTICE") and request that an independent US-based nationally recognised investment banking firm which is knowledgeable of the pharmaceutical/biotechnology industry be appointed within 10 Business Days. The Presiding Justice shall endeavor to select an investment banking firm as arbitrator which is technically knowledgeable in the pharmaceutical/biotechnology industry (and which directly and through its Affiliates, has no business relationship with, or shareholding in, either of the Participants). Promptly upon being notified of the arbitrator's appointment, the Participants shall submit to the arbitrator details of their assessment of the [ * ] together with such information as they think necessary to validate their assessment. The arbitrator shall notify Isis of the fair market value assessed by Elan (the "ELAN VALUATION") and shall notify Elan of the fair market value assessed by Isis (the "ISIS VALUATION"). The Participants shall then be entitled to make further submissions to the arbitrator within five Business Days explaining [ * ], as the case may be, are unjustified. The arbitrator shall thereafter meet with Isis and Elan and shall thereafter choose either the [ * ] on the basis of [ * ]. The arbitrator shall use its best efforts to determine [ * ] within 30 Business Days of his appointment. The Participants shall bear the costs of the arbitrator equally provided that the arbitrator may, in its discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.

20.9 Elan shall purchase the Shares beneficially owned by Isis by delivery of the Purchase Price in cash no later than the 15th Business Day following determination of the Purchase Price by the arbitrator.

20.10 The Shares so transferred shall be sold by Isis with effect from the date of such transfer free from any lien, charge or encumbrance, but with all rights and restrictions attaching thereto.

20.11 If Elan exercises the Buyout Option pursuant to Clause 20.7, above, HepaSense shall continue to develop Isis Products on terms which are substantially the same as those which would be provided to an third party negotiating on an arm's length basis.

                                               *CONFIDENTIAL TREATMENT REQUESTED

20.12 If Elan exercises the Buyout Option pursuant to Clause 20.7, above, both parties will negotiate in good faith to agree to additional reasonable provisions and/or amendments to the License Agreements to protect the intellectual property rights of the Participants.

20.13 If Elan exercises the Buyout Option pursuant to Clause 20.7, above, the provisions of Clauses 1, 3, 10.2.6, 11.2 through 11.12, 12.3, 20.11,
        20.12, 20.13, 22, 23 and 24 shall survive the termination of this Agreement under this Clause 20.13; all other terms and provisions of this Agreement shall cease to have effect and be null and void.


                                    CLAUSE 21

                                  SHARE RIGHTS

21.1 The provisions regulating the rights and obligations attaching to the Common Shares and the Preferred Shares are set out in the HepaSense Bye-Laws.


                                    CLAUSE 22

                                 CONFIDENTIALITY

22.1 The Parties and/or HepaSense acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Products, present or future products, the HepaSense Intellectual Property, the Elan Intellectual Property or the Isis Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "CONFIDENTIAL INFORMATION").

22.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement, and for no other purpose. Confidential Information shall not include:

        22.2.1  information that is generally available to the public;

        22.2.2  information that is made public by the disclosing Party;

        22.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's records, without the aid, application or use of the disclosing Party's Confidential Information;

        22.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

        22.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis; or

        22.2.6 information which the receiving Party is required to disclose pursuant to:

                (i) a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or

                (ii)    other requirement of law;

                provided, however, that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required; or

        22.2.7 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its records, provided such information was not previously provided to the receiving party from a source which was under an obligation to keep such information confidential; or

        22.2.8 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

22.3 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Clause and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

22.4 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or granting a permitted sub-license or otherwise exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the third party recipient of the terms and provisions of this Agreement and their duties hereunder and shall obtain their consent hereto as a condition of releasing to the third party recipient the Confidential Information.

22.5 Any breach of this Clause 22 by any employee, representative or agent of a Party is considered a breach by the Party itself.

22.6 The provisions relating to confidentiality in this Clause 22 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

22.7 The Parties agree that the obligations of this Clause 22 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 22, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

                                    CLAUSE 23

                                      COSTS

23.1 Each Shareholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the Definitive Documents.

23.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of HepaSense, shall be borne by HepaSense.


                                    CLAUSE 24

                                     GENERAL

24.1    GOOD FAITH:

        Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.

24.2    FURTHER ASSURANCE:

        At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

24.3    NO REPRESENTATION:

        Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

24.4    FORCE MAJEURE:

        Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

24.5    RELATIONSHIP OF THE PARTIES:

        Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and Isis as partners, or Elan/EIS as an employee or agent of Isis, or Isis as an employee or agent of Elan/EIS.

        No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third party.

24.6    COUNTERPARTS:

        This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

24.7    NOTICES:

        Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

        Elan at:

        Lincoln House, Lincoln Place, Dublin 2, Ireland
        Attention: Vice President & General Counsel
        Elan Pharmaceutical Technologies,
        a division of Elan Corporation, plc
        Telephone: 353-1-709-4000
        Fax: 353-1-709-4124

        and

        Elan International Services, Ltd.
        102 St. James Court
        Flatts, Smiths FL04
        Bermuda
        Attention: President
        Telephone: 441-292-9169
        Fax: 441-292-2224

        Isis at:

        2292 Faraday Avenue
        Carlsbad, CA 92008
        Attention: B. Lynne Parshall, Esq.
        Telephone: 760-603-2460
        Fax: 760-931-9639

        HepaSense Ltd. at:

        102 St. James Court
        Clarendon House
        Church St.
        Hamilton, Bermuda
        Attention: Secretary
        Telephone: 441-295-1422
        Fax: 441-292-4720

        or to such other address(es) as may from time to time be notified by any Party to the others hereunder. A copy of any notice served by a Participant on HepaSense shall also be delivered to the other Participant.

        Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telecopy shall also be sent by another method permitted hereunder.

24.8    GOVERNING LAW; ARBITRATION

        24.8.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        24.8.2 Any dispute under this Agreement or the other Transaction Documents which is not settled by mutual consent (whether pursuant to the provisions in Clause 19 hereof or otherwise) shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. Such arbitrator shall be reasonably satisfactory to each of the Parties; provided, that if the Parties are unable to agree upon the identity of such arbitrator within 15 days of demand by either Party, then either Party shall have the right to petition the Presiding Justice to appoint an arbitrator.

        The arbitration shall be held in New York, New York and the arbitrator shall be an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs).

        The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.

        Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

        The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration.

        In rendering judgement, the arbitrator shall be instructed by the Parties that he shall be permitted to select solely from between the proposals for resolution of the relevant issue presented by each Party, and not any other proposal.

        A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

        Any arbitration under the Transaction Documents shall be completed within one year from the filing of notice of a request for such arbitration.

        The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

        The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

24.9    SEVERABILITY:

        If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

24.10   AMENDMENTS:

        No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

24.11   WAIVER:

        No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

24.12   ASSIGNMENT:

        None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

        24.12.1 Elan, EIS and/or Isis shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

        24.12.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to a special purpose financing or similar entity established by Elan or EIS.

24.13   ASSIGNMENT OF HEPASENSE INTELLECTUAL PROPERTY:

        Upon one month's prior notice in writing from Elan to HepaSense and Isis, HepaSense shall assign the HepaSense Intellectual Property from HepaSense to a wholly-owned subsidiary of HepaSense to be incorporated in Ireland, which company shall be newly incorporated by Elan to facilitate such assignment.

24.14    WHOLE AGREEMENT/NO EFFECT ON OTHER AGREEMENTS:

        This Agreement (including the Schedules attached hereto) and the Definitive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Definitive Documents.

        In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the HepaSense Bye-Laws, except with respect to the rights and obligations attaching to the Common Shares and the Preferred Shares in which respect the HepaSense Bye-Laws shall prevail, the terms of this Agreement.

        No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

24.15   SUCCESSORS:

        This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.

                                        SIGNED

                                        BY:
                                           -------------------------------------

                                        for and on behalf of
                                        ELAN CORPORATION, PLC

in the presence of:
                   -------------------------------------



                                        SIGNED

                                        BY:
                                           -------------------------------------

                                        for and on behalf of
                                        ELAN INTERNATIONAL SERVICES, LTD.

in the presence of:
                   -------------------------------------



                                        SIGNED

                                        BY:
                                           -------------------------------------

                                        for and on behalf of
                                        ELAN PHARMA INTERNATIONAL LIMITED

in the presence of:
                   -------------------------------------


                                        SIGNED

                                        BY:
                                           -------------------------------------

                                        for and on behalf of
                                        ISIS PHARMACEUTICALS, INC.

in the presence of:
                   -------------------------------------



                                        SIGNED

                                        BY:
                                           -------------------------------------

                                        for and on behalf of
                                        HEPASENSE LTD.

in the presence of:
                   -------------------------------------

                                   SCHEDULE 1

                             ELAN LICENSE AGREEMENT

                                   SCHEDULE 2

                             ISIS LICENSE AGREEMENT

                                   SCHEDULE 3

                                  SUBSCRIPTIONS


ISIS 6,001 Common Shares
     3,612 Preferred Shares

EIS  2,388 Preferred Shares

                                       54